UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  February 29, 2008

Dinewise, Inc.
(Exact name of registrant as specified in charter)

Nevada	333-100110	01-0741042
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Bi-Country Boulevard, Suite 400, Farmingdale, NY 11735
(Address of principal executive offices)

(631) 694-1111
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 29, 2008, Dinewise Inc. (the “Company”), entered into a definitive Asset Purchase Agreement (“APA”) with Delightful Deliveries (“DD”), a New York corporation engaged in the marketing and selling of gourmet gift baskets, gourmet food and other products through its catalogue and on-line website marketing.

Under the terms of the APA, the Company will acquire substantially all the assets and assume certain liabilities of DD.  Eric Lituchy, the President of DD, will be appointed President of a new division (the “Division”) of the Company which will operate the DD business and will be provided a two-year employment agreement.

The APA is expected to close on or about April 30, 2008, or such later date as is mutually agreed to.  Subject to certain closing conditions, including 1) the completion of the Company’s satisfactory due diligence and 2) the Company achieving adequate financing, the Company will pay $2,450,000 at closing and issue a two year Convertible Subordinated Note (the “Note”) to DD in the amount of $550,000. The Note will be secured by the acquired assets and payable in eight equal quarterly payments of $68,750 plus accrued interest.  In addition, within 30 days of the completion of the audited financials of the Division for the year ending December 31, 2008, an additional amount (“Earn Out”) of up to $3,000,000 may be payable based upon the Division’s 2008 EBITDA.  50% of the Earn Out amount will be paid in cash and the balance by a two-year Note, bearing interest at 8% per annum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dinewise, Inc.

Date: March 5, 2008	By:	/s/ Thomas McNeill
Thomas McNeill
Vice President and Chief Financial Officer